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            Exhibit 77(C): Submissions of Matters to a vote of security holders

Supplemental Proxy Information

A joint special meeting of shareholders of California Tax Free Fund, High Yield Municipal Bond Fund, Intermediate Tax Free Fund, National Tax Free Fund, New Jersey Tax Free Fund, and New York Tax Free Fund was held on November 5,
2015. The joint special meeting was held for shareholders of each such Fund to vote on the following matters:

    1. To amend the Fund's fundamental restrictions related to borrowing and lending to enable the Fund to participate in an interfund lending program; and

    2. To ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm for the Fund's current fiscal year.

The results of the proxy solicitation on the preceding matter were as follows:

1. To approve the amendment to the fundamental investment restrictions of the Fund as described in the proxy statement:

   (a) Amend the fundamental investment restriction with respect to Borrowing

                                 Votes For  Votes Against  Abstain  Broker Non-Votes
                                ----------- ------------- --------- ----------------
California Tax Free Fund          9,740,411     603,767   1,006,694     2,949,892
High Yield Municipal Bond Fund   65,736,987   2,557,362   4,267,156    22,386,680
Intermediate Tax Free Fund      150,178,611   5,513,271   8,053,478    47,918,333
National Tax Free Fund           63,502,096   3,269,810   4,709,445    15,954,350
New Jersey Tax Free Fund          9,021,508     437,266     545,157     1,869,830
New York Tax Free Fund           12,281,100   1,171,412   1,447,131     2,647,967

1. To approve the amendment to the fundamental investment restrictions of the Fund as described in the proxy statement:

   (b) Amend the fundamental investment restriction with respect to Lending

                                 Votes For  Votes Against  Abstain  Broker Non-Votes
                                ----------- ------------- --------- ----------------
California Tax Free Fund          9,753,542     613,795     983,535     2,949,892
High Yield Municipal Bond Fund   65,571,779   2,628,577   4,361,149    22,386,680
Intermediate Tax Free Fund      150,258,924   5,211,203   8,275,233    47,918,333
National Tax Free Fund           63,389,624   3,360,954   4,730,773    15,954,350
New Jersey Tax Free Fund          9,012,680     446,094     545,157     1,869,830
New York Tax Free Fund           12,425,091   1,019,882   1,454,670     2,647,967

2. To ratify the selection of Deloitte & Touche LLP as the Fund's independent registered public accounting firm for the Fund's current fiscal year

                                Votes For  Votes Against  Abstain  Broker Non-Votes
                                ---------- ------------- --------- ----------------
California Tax Free Fund        13,346,247     179,783     774,734        --
High Yield Municipal Bond Fund  88,679,250   1,826,773   4,442,162        --

 Intermediate Tax Free Fund           201,683,694   2,330,380   7,649,619   --
 National Tax Free Fund                82,055,229   1,293,999   4,086,473   --
 New Jersey Tax Free Fund              11,154,728     207,630     511,403   --
 New York Tax Free Fund                15,719,796     553,874   1,273,940   --